Exhibit 99.1

 NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
July 23, 2010	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Second Quarter Net Earnings;

Declares Quarterly Dividend

COLUMBIA, S.C.—July 23, 2010—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month period ended June 30, 2010.  Highlights of the second quarter 2010 include:

•                  Net income of $575,000; diluted earnings per share of $0.05 for the quarter

•                  Successful conversion of CBT systems to SCBT operating system

•                  Organic loan growth of $52.2 million for the second quarter; 9.6% annualized increase

•                  Core deposit growth — excluding all CDs — up $73.2 million; 17.6% annualized increase

•                  Strong revenue growth in both net interest income by $2.5 million and non-interest income $2.6 million over 1Q 2010, excluding securities losses and gain from acquisition

•                  Allowance for loan losses:  2.07% of period end loans, excluding covered loans; up from 1.90% at 1Q 2010

•                  NPAs:  2.37% of total assets; 3.84% of loans and repossessed assets, excluding covered assets;

•                  Net charge-offs — decreased to 1.41% annualized for the quarter, excluding covered assets

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on August 20, 2010 to shareholders of record as of August 13, 2010.

Second Quarter 2010 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income available to common shareholders of $575,000, or $0.05 per diluted share for the three months ended June 30, 2010 compared to consolidated net income of $1.5 million, or $0.13 per diluted share for the second quarter of 2009, a $950,000 decrease.  This decrease was primarily the net result of the following items:

•                  Provision for loan losses increased by $8.0 million over the comparable quarter within the non-covered SCBT loan portfolio; and

•                  Increase in non-interest expenses by $8.3 million due primarily to the addition of the Georgia franchise including merger related expenses of $964,000 for the quarter; offset by

•                  Increase in pre-tax net interest income of $5.1 million due to increases in earning assets and related interest income of $3.2 million, and reduction in interest expense on funding of the balance sheet by $1.9 million; and

•                  Increase in non-interest income by $3.7 million in all categories due to the acquisition of CBT and within legacy SCBT; and

•                  Second quarter of 2009 results included $3.9 million in dividends paid on preferred stock and accretion on preferred stock discount related to the redemption of preferred stock issued under the US Treasury TARP Capital Purchase Program.

The Company recorded additional pre-tax other than temporary impairment (“OTTI”) charges related to pooled trust preferred securities (TRUPs) of $665,000 which is included in non-interest income, during the second quarter.

“I am pleased that we continued to be one of the few banks that have been profitable in every quarter of this downturn,” said Robert R. Hill, Jr., President and CEO.  “This was a more challenging quarter due to the integration of CBT, but year-to-date 2010 continues to be our most profitable six months ever.  The second quarter was comprised of many moving parts as we worked to integrate the acquisition of CBT.  We completed the integration of the operating system in Georgia to the SCBT operating platform during June, and we closed 10 of the acquired locations.  We continued to incur merger costs related to the integration activities and during the midst of the changes, we have been successful in retaining almost all of the 109,000 Georgia customer relationships.  These changes resulted in mixed operating results for this quarter, but prepare us very well for the future.  In the Carolinas, we experienced approximately $52.2 million in loan growth and strong core deposit growth of $85.9 million from the end of March.  We are fortunate to continue to attract talented bankers and many new customers to our company.  Asset quality for the quarter remained challenging with increased NPA levels.  A large portion of this increase was from three coastal real estate relationships.  We did see a significant reduction in our 30-89 day past due loans and saw some stabilization in our non-coastal markets.  While asset quality deteriorated this quarter, our asset quality remains manageable.”

During the second quarter, the Company incurred $798,000 of merger related expenses, net of tax, or $0.06 per share, and recorded additional OTTI of $559,000 after-tax, or $0.04 per share.  On a net operating basis which excludes the two items, SCBT would report an operating gain of $1.9 million, after tax, or $0.15 per share for the second quarter of 2010, compared to $1.9 million, after tax or $0.16 per share for the second quarter of 2009.

On a year-to-date basis, the Company recorded a gain on acquisition, after-tax of $62.5 million, or $4.91 per share; elected to pay off legacy Federal Home Loan Bank (“FHLB”) advances and the fee for the early pay off resulted in an after-tax charge of $2.0 million, or $0.16 per share; incurred OTTI on certain pooled trust preferred securities, net of tax of $4.1 million, or $0.32 per share; and incurred merger related expenses of $3.3 million, net of tax or $0.26 per share.  On a net operating basis which excludes these items, SCBT reported a net operating loss of $0.27 per diluted share for the year compared to net operating income of $0.48 per share for the first half of 2009.

The Company’s annualized return on average assets (ROAA) for the second quarter decreased to 0.06% compared to 0.77% for the second quarter of 2009 and 5.72% for the first quarter of 2010.  Total average shareholders’ equity at June 30, 2010 was $336.4 million, an increase of $37.6 million, or 12.6% from June 30, 2009.  This increase was primarily the result of the gain from the first quarter acquisition of CBT.  Annualized return on average equity (ROAE) for the quarter was 0.69%, down from 7.23% for the second quarter of 2009.  Annualized return on average tangible equity (ROATE) for the second quarter decreased to 1.42% from 9.43% for the comparable period in the prior year, and decreased from 71.89% in the first quarter of 2010.

“During the second quarter of 2010, we successfully converted the Georgia franchise onto the SCBT operating system, elected which offices would remain open and closed 10 locations, and continued to merge the CBT division into SCBT.  We are beginning to see our CBT operating costs decline and expect to realize additional cost savings over the remainder of 2010.  Our net interest margin improved from the first quarter, as the adjustments within our balance sheet made during the first quarter are paying off.  Our adjusted efficiency ratio decreased during the second quarter to 65.1% from 67.2% in the first quarter of 2010.  In addition, we have begun to integrate our products and services into our Georgia markets and expect the last half of 2010 to reflect these actions,” said John C. Pollok, COO.

FDIC-Assisted Acquisition — CBT

During the first quarter of 2010, SCBT entered into a whole bank with loss-share purchase and assumption agreement with the FDIC to purchase certain assets and assume most of the deposits (excluding brokered deposits) and certain liabilities of CBT.  The Company acquired assets with a fair value of approximately $1.0 billion, including $459.5 million in loans, and liabilities with a fair value of approximately $1.1 billion were also assumed, including $1.0 billion of deposits.  In addition, the Company received cash from the FDIC totaling approximately $225.7 million, which included the negative bid of $158.0 million.

In connection with the CBT acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for (1) 80% of the losses incurred up to $233.0 million and (2) 95% of losses in excess of $233.0 million.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company and/or the purchase price.  During the second quarter of 2010, the Company continued to gather information regarding the initial fair value estimates of the assets and liabilities acquired, but have identified no material adjustments as of June 30, 2010.

Asset Quality

Annualized net charge-offs of the legacy SCBT loan portfolio decreased to 1.41% from 3.13% experienced in the first quarter of 2010, and increased from 0.74% experienced in the second quarter of 2009.  During the second quarter, non-performing assets (NPAs) as a percentage of non-covered loans and repossessed assets increased to 3.84% compared to 1.83% one year ago and 2.89% for the first quarter of 2010.  NPAs, excluding covered assets to total assets at June 30, 2010 were 2.37%, compared to 1.46% at the end of the second quarter in 2009 and 1.72% at the end of the first quarter 2010.  The increase in NPAs continues to reflect the pressure within the real estate market, especially on the coast of South Carolina.  During the second quarter, the Company’s other real estate owned (“OREO”) increased $484,000 from the prior quarter end, excluding covered OREO and was $638,000 higher than the balance one year ago.  Non-performing loans (including accruing loans past due 90 days or more) increased $22.1 million from the first quarter of 2010, excluding covered loans and by $46.0 million from the end of the second quarter in 2009, excluding covered loans.  The increase from the first quarter was driven primarily by three relationships along the coast of South Carolina and resulted in $13.1 million being moved to nonaccrual.

At June 30, 2010, nonperforming loans, excluding covered loans, totaled $75.9 million, representing 3.41% of period-end loans.  The allowance for loan losses at June 30, 2010 was $46.2 million and represented 2.07% of total period-end loans, excluding covered loans.  The current allowance for loan losses provides .61 times coverage of period-end nonperforming loans, excluding covered loans, down from the first quarter 2010 level of .77 times coverage.  In the second quarter, net charge-offs were $7.7 million, or an annualized 1.41% of average loans, excluding covered loans, compared to $4.2 million, or 0.74% in the same period of 2009 and $16.9 million, or 3.13% in the linked quarter.  The provision for loan losses was $12.5 million for the second quarter of 2010 compared to $4.5 million for the comparable quarter one year ago, and $20.8 million in the first quarter of 2010.

Loans and Deposits

The Company’s total loans increased 18.1% since the second quarter of 2009, driven by the addition of covered loans in the FDIC-assisted acquisition during the first quarter.  Covered loans increased the loan balance by $413.5 million in comparison to the second quarter of 2009, but this increase has been offset by $8.7 million in net loan decreases from the legacy SCBT loan portfolio compared to the second quarter of 2009.  These reductions were in construction and land development loans of $46.0 million, commercial and industrial loans of $1.5 million, consumer non real estate loans of $16.3 million, commercial non-owner occupied loans of $24.1 million, and other income producing property loans of $10.1 million.  Offsetting the loan reductions has been loan growth in home equity loans of $12.7 million, consumer owner occupied loans of $15.2 million, commercial owner occupied loans of $41.9 million, and other loans of $19.4 million.  Total non-covered loans outstanding were $2.2 billion at June 30, 2010 compared to $2.2 billion at June 30, 2009.  Total covered loans declined by $25.3 million during the quarter from $438.8 million to $413.5 million at June 30, 2010.  The balance of mortgage loans held for sale decreased $31.1 million from June 30, 2009 to $22.7 million at June 30, 2010.  During the second quarter of 2010, mortgage loans held for sale decreased as refinancing activities have fallen off compared to the second quarter of 2009.  The balance of mortgage loans held for sale at June 30, 2010 has now returned to a more normalized level.

Total deposits increased in all categories compared to the second quarter of 2009, primarily due to the FDIC-assisted acquisition of CBT.  Total deposits increased by a total of $16.8 million, or 2.2% annualized, from the end of the first quarter of 2010, and by $831.5 million, or 38.1% from the second quarter of 2009.  Core deposits (excluding all certificates of deposit) increased $73.2 million, or 17.6% annualized compared to the first quarter of 2010 and by $580.8 million, or 50.4% compared to the second quarter of 2009.  The following changes in deposit categories account for the $16.8 million increase for the quarter:  (1) the largest increase occurred in money market accounts which increased by $66.9 million, or 47.7% annualized, and (2) all other deposit categories increased except for CDs less than $100,000 which declined by $25.0 million, or 14.1% annualized, CDs greater than $100,000 which declined by $32.8 million, or 21.0% annualized, and savings accounts which declined by $4.5 million, or 9.1% annualized.  The Company has continued to focus on collecting core deposits within all of its markets.  The Company continues to monitor and adjust rates paid on certificates of deposits in order to manage its net interest margin.  The Company had no brokered deposits at the end of the second quarter of 2010, and has not used this funding source since the third quarter of 2009.  Total deposits outstanding at the end of the second quarter of 2010 were $3.0 billion, compared to $3.0 billion at the end of the first quarter 2010 and compared to $2.2 billion at the end of the second quarter of 2009.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $31.2 million for the second quarter of 2010, up 19.8% from $26.0 million in the comparable period last year.  Taxable-equivalent net interest margin decreased 3 basis points from the second quarter of 2009 to 4.04%.  Compared to the first quarter of 2010, taxable-equivalent net interest margin increased 15 basis points from 3.89%.  During the first quarter, the net interest margin of SCBT declined due to the significant increase in excess liquidity primarily resulting from the FDIC-assisted acquisition.  This excess liquidity continued and reduced the net interest margin by an estimated 13 basis points for the second quarter and 20 basis points for the first quarter.  Interest rates remain at very low levels and the Company has continued to manage deposit pricing and funding sources to limit the amount of margin compression.

The Company’s average yield on interest-earning assets decreased 55 basis points while the average rate on interest-bearing liabilities decreased 70 basis points from the second quarter of 2009.  During the second quarter of 2010, the Company’s average total assets increased by $865.2 million to $3.7 billion, a 30.8% increase over the second quarter of 2009.  The increase reflected a $357.3 million increase in average total loans to $2.6 billion from the second quarter of 2009, the result of the FDIC-assisted acquisition during the first quarter.  The increase in volume of loans at lower current market rates resulted in average yield on loans falling by 34 basis points compared to the second quarter of 2009.  Average investment securities were $305.5 million at June 30, 2010, or 53.3% higher than the balance at the end of the second quarter of 2009 of $199.3 million, largely reflecting the impact of CBT.  The growth in average total assets was supported by growth in average total deposits of $866.8 million, an increase of 40.4% from the second quarter of 2009, which mostly came from the FDIC-assisted acquisition of CBT.

Noninterest Income and Expense

Noninterest income was $11.4 million for the second quarter of 2010 compared to $7.7 million for the second quarter of 2009, an increase of $3.7 million, or 47.2%.  This increase was driven primarily by the addition of CBT noninterest income of $2.7 million.  For legacy SCBT, noninterest income increased in trust and investment service income 70.6%, or $474,000; bankcard services up 25.6%, or $331,000; and other service charges, commissions and fees were up 127.0%, or $497,000.  These increases were partially offset by a mortgage banking income decline of $493,000, or 23.1%, and by a $131,000 increased impairment charge on pooled trust preferred securities.

Compared to the first quarter of 2010, operating noninterest income, which excludes securities losses and gain from acquisition, was up by $2.6 million.  Without the addition of CBT, noninterest income would have increased by approximately $2.1 million for the quarter for legacy SCBT, due primarily to an increase in service charges on deposit accounts of $546,000; an increase in mortgage banking income of $473,000; an increase in trust and investment services income of $414,000; an increase in other service charges, commissions, and fees of $412,000; and an increase in bankcard services income of $230,000.

Noninterest expense was $29.4 million in the second quarter of 2010, a 39.6% or $8.3 million increase compared to $21.0 million in the second quarter of 2009.  During the second quarter, the Company had increased cost in most categories of expense due to the addition of CBT.  These costs related to the CBT franchise accounted for $6.1 million of the increase.  Without the addition of CBT and merger related costs, noninterest expense increased by $2.2 million from second quarter of 2009 and in the following areas: (1) salaries and benefits by $2.6 million and (2) advertising and marketing by $413,000 and (3) business development and staff related expenses by $346,000.  Partially offsetting the impact of these increases was reduced cost of FDIC assessments of $1.3 million in the second quarter of 2009.  The Company’s quarterly efficiency ratio increased to 67.3% compared to 60.9% one year ago, and compared to 24.1% in the first quarter of 2010.  On an adjusted basis, excluding the impact of the gain from the FDIC assisted transaction, FHLB prepayment fee, and merger-related cost, the efficiency ratio was 65.1% for the second quarter and 66.1% for the six months ended June 30, 2010.  The decline in the adjusted efficiency ratio from first quarter of 2010 is reflected in both strong net interest income and non-interest income growth during the quarter.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a Division of SCBT, N.A.; and Community Bank & Trust, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 75 locations in 17 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $3.6 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of CBT, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Second
	Three Months Ended					Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009	June 30,		2010 - 2009
EARNINGS SUMMARY (non tax equivalent)	2010	2010	2009	2009	2009	% Change	2010	2009	% Change
Interest income	$39,112	$37,204	$34,473	$35,020	$35,857	9.1%	$76,316	$72,305	5.5%
Interest expense	7,952	8,573	7,281	8,639	9,838	-19.2%	16,525	21,288	-22.4%
Net interest income	31,160	28,631	27,192	26,381	26,019	19.8%	59,791	51,017	17.2%
Provision for loan losses (1)	12,509	20,778	10,158	6,990	4,521	176.7%	33,287	9,564	248.0%
Noninterest income	11,421	101,959	5,763	5,591	7,761	47.2%	113,380	14,892	661.3%
Noninterest expense	29,377	32,918	20,624	21,797	21,038	39.6%	62,295	41,225	51.1%
Income before provision for income taxes	695	76,894	2,173	3,185	8,221	-91.5%	77,589	15,120	413.2%
Provision for income taxes	120	27,933	654	1,014	2,836	-95.8%	28,053	5,215	437.9%
Net income	575	48,961	1,519	2,171	5,385	-89.3%	49,536	9,905	400.1%
Preferred stock dividends	—	—	—	—	450	-100.0%	—	1,115	-100.0%
Accretion on preferred stock discount	—	—	—	—	3,410	-100.0%	—	3,559	-100.0%
Net income available to common shareholders (GAAP)	$575	$48,961	$1,519	$2,171	$1,525	-62.3%	$49,536	$5,231	847.0%

Basic weighted-average common shares	12,612,243	12,590,748	12,572,751	12,546,654	11,826,972	6.6%	12,599,348	11,515,899	9.4%
Diluted weighted-average common shares	12,737,572	12,695,655	12,633,484	12,604,762	11,870,522	7.3%	12,713,337	11,559,702	10.0%

Earnings per common share - Basic	$0.05	$3.89	$0.12	$0.17	$0.13	-61.5%	$3.93	$0.45	773.3%
Earnings per common share - Diluted	0.05	3.86	0.12	0.17	0.13	-61.5%	3.90	0.45	766.7%

Cash dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%	$0.34	$0.34	0.0%
Dividend payout ratio (2)	4.43%	142.65%	99.67%	141.59%	52.02%	-91.5%	8.59%	47.75%	-82.0%

Operating Earnings (non-GAAP) (3)
Net income available to common shareholders (GAAP)	$575	$48,961	$1,519	$2,171	$1,525	-62.3%	$49,536	$5,231	847.0%
Gain on acquisition, net of tax	—	(62,452)	—	—	—		(62,452)	—
Other-than-temporary impairment (OTTI), net of tax	559	3,557	1,578	1,502	356	57.1%	4,116	356	1056.2%
Merger-related expense, net of tax	798	2,488	—	—	—		3,286	—
FHLB advances prepayment penalty, net of tax	—	2,031	—	—	—		2,031	—
Net operating earnings (loss) (non-GAAP)	$1,932	$(5,415)	$3,097	$3,673	$1,881	2.7%	$(3,483)	$5,587	-162.3%

Operating earnings (loss) per common share - Basic	$0.15	$(0.43)	$0.25	$0.29	$0.16	-6.3%	$(0.28)	$0.49	-157.1%
Operating earnings (loss) per common share - Diluted	0.15	(0.43)	0.25	0.29	0.16	-6.3%	(0.27)	0.48	-156.3%

	AVERAGE for Quarter Ended					Quarter	AVERAGE for Six Months		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009	June 30,	June 30,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2010	2009	2009	2009	% Change	2010	2009	% Change
Loans held for sale	$17,373	$12,050	$19,670	$20,763	$48,132	-63.9%	$14,726	$42,340	-65.2%
Covered loans	427,223	302,602	—	—	—		365,282	—
Non-covered loans	2,198,417	2,185,241	2,199,074	2,221,078	2,268,292	-3.1%	2,191,840	2,287,699	-4.2%
Total loans (1)	2,625,640	2,487,843	2,199,074	2,221,078	2,268,292	15.8%	2,557,122	2,287,699	11.8%
FDIC receivable for loss share agreements	273,009	189,091	—	—	—		231,282	—
Total investment securities	305,536	281,921	215,609	202,692	199,293	53.3%	293,776	206,531	42.2%
Intangible assets	73,615	71,313	65,740	65,871	66,002	11.5%	72,470	66,068	9.7%
Earning assets	3,131,800	3,019,322	2,549,507	2,617,386	2,587,286	21.0%	3,075,356	2,614,944	17.6%
Total assets	3,677,397	3,470,341	2,749,157	2,806,974	2,812,215	30.8%	3,578,102	2,840,375	26.0%
Noninterest-bearing deposits	469,980	423,536	346,576	334,165	321,038	46.4%	446,925	319,019	40.1%
Interest-bearing deposits	2,544,589	2,312,835	1,757,463	1,820,139	1,826,704	39.3%	2,429,351	1,846,469	31.6%
Total deposits	3,014,569	2,736,371	2,104,039	2,154,304	2,147,742	40.4%	2,876,276	2,165,488	32.8%
Federal funds purchased and repurchase agreements	229,145	230,256	203,197	229,806	197,636	15.9%	229,697	200,498	14.6%
Other borrowings	62,680	146,735	143,786	144,180	149,570	-58.1%	104,475	157,017	-33.5%
Shareholders’ common equity (excludes preferred stock)	336,424	348,773	284,335	282,953	265,793	26.6%	336,369	257,656	30.5%
Shareholders’ equity	336,424	348,773	284,335	282,953	298,849	12.6%	336,369	299,668	12.2%

	ENDING Balance					Quarter
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009
BALANCE SHEET HIGHLIGHTS	2010	2010	2009	2009	2009	% Change
Loans held for sale	$22,724	$15,925	$17,563	$20,077	$53,853	-57.8%
Covered loans	413,549	438,807	—	—	—
Non-covered loans	2,227,442	2,175,242	2,203,238	2,209,403	2,236,162	-0.4%
Total loans (1)	2,640,991	2,614,049	2,203,238	2,209,403	2,236,162	18.1%
FDIC receivable for loss share agreements	265,890	277,158	—	—	—
Total investment securities	293,917	311,005	211,112	212,228	191,415	53.5%
Intangible assets	73,468	73,900	65,696	65,827	65,959	11.4%
Allowance for loan losses (1)	(46,167)	(41,397)	(37,488)	(34,297)	(32,431)	42.4%
Premises and equipment	84,206	72,079	71,829	72,523	73,404	14.7%
Total assets	3,618,646	3,665,184	2,702,188	2,776,684	2,807,309	28.9%
Noninterest-bearing deposits	465,594	457,412	346,248	335,565	322,270	44.5%
Interest-bearing deposits	2,546,273	2,537,702	1,758,391	1,791,554	1,858,096	37.0%
Total deposits	3,011,867	2,995,114	2,104,639	2,127,119	2,180,366	38.1%
Federal funds purchased and repurchase agreements	177,281	237,669	162,515	211,606	187,677	-5.5%
Other borrowings	62,557	62,929	143,624	144,048	144,430	-56.7%
Total liabilities	3,284,043	3,330,418	2,419,369	2,494,901	2,527,557	29.9%
Shareholders’ common equity (excludes preferred stock)	334,603	334,766	282,819	281,783	279,752	19.6%
Shareholders’ equity	334,603	334,766	282,819	281,783	279,752	19.6%

Common shares issued and outstanding	12,773,855	12,750,774	12,739,533	12,712,476	12,696,849	0.6%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Quarter
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009
NONPERFORMING ASSETS (ENDING balance)	2010	2010	2009	2009	2009	% Change
Not Covered Under FDIC Loss Share Agreements
Nonaccrual loans not covered under FDIC loss share agreements	$75,313	$53,730	$49,492	$36,605	$29,379	156.3%
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	9,803	9,319	3,102	4,189	9,165	7.0%
Accruing loans past due 90 days or more	582	107	241	585	559	4.1%
Other nonperforming assets	159	19	31	13	—
Restructured loans	—	—	—	1,974	1,951	-100.0%
Total nonperforming assets not covered under FDIC loss share agreements	85,857	63,175	52,866	43,366	41,054	109.1%
Covered Under FDIC Loss Share Agreements
Nonaccrual loans covered under FDIC loss share agreements	—	—	—	—	—
OREO covered under FDIC loss share agreements	31,750	32,076	—	—	—
Accruing loans past due 90 days or more covered under FDIC loss share agreements	—	—	—	—	—
Other nonperforming assets	34	—	—	—	—
Total nonperforming assets covered under FDIC loss share agreements	31,750	32,076	—	—	—
Total nonperforming assets	$117,607	$95,251	$52,866	$43,366	$41,054	186.5%

Excluding Covered Assets
Total nonperforming assets as a percentage of total non-covered loans and repossessed assets (1) (4)	3.84%	2.89%	2.40%	1.96%	1.83%
Total nonperforming assets as a percentage of total assets (5)	2.37%	1.72%	1.96%	1.56%	1.46%
NPLs as a percentage of period end non-covered loans	3.41%	2.47%	2.26%	1.68%	1.34%

Including Covered Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	4.38%	3.59%	2.40%	1.96%	1.83%
Total nonperforming assets as a percentage of total assets	3.25%	2.60%	1.96%	1.56%	1.46%
NPLs as a percentage of period end loans	2.87%	2.06%	2.26%	1.68%	1.34%

	Quarter Ended					Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009	June 30,	June 30,	2010 - 2009
ALLOWANCE FOR LOAN LOSSES (1) (6)	2010	2010	2009	2009	2009	% Change	2010	2009	% Change
Balance at beginning of period	$41,397	$37,488	$34,297	$32,431	$32,094	29.0%	$37,488	$31,525	18.9%
Loans charged off	(7,898)	(17,110)	(6,881)	(5,103)	(4,295)	83.9%	(25,009)	(9,074)	175.6%
Overdrafts charged off	(275)	(260)	(277)	(271)	(230)	19.6%	(534)	(444)	20.3%
Loan recoveries	346	354	96	195	262	32.1%	700	652	7.4%
Overdraft recoveries	88	147	95	55	79	11.4%	235	208	13.0%
Net charge-offs	(7,739)	(16,869)	(6,967)	(5,124)	(4,184)	85.0%	(24,608)	(8,658)	184.2%
Provision for loan losses	12,509	20,778	10,158	6,990	4,521	176.7%	33,287	9,564	248.0%
Balance at end of period	$46,167	$41,397	$37,488	$34,297	$32,431	42.4%	$46,167	$32,431	42.4%

Allowance for loan losses as a percentage of total loans (1)	2.07%	1.90%	1.70%	1.55%	1.45%		2.07%	1.45%
Allowance for loan losses as a percentage of nonperforming loans	60.83%	76.89%	75.38%	92.22%	108.33%		60.83%	108.33%
Net charge-offs as a percentage of average loans (annualized) (1)	1.41%	3.13%	1.26%	0.92%	0.74%		2.26%	0.76%
Provision for loan losses as a percentage of average total loans (annualized) (1)	2.28%	3.86%	1.83%	1.25%	0.80%		3.06%	0.84%

	June 30,		December 31,		June 30,
LOAN PORTFOLIO (ENDING balance) (1)	2010	% of Total	2009	% of Total	2009	% of Total
Loans covered under loss share agreements	$413,549	15.7%	$—	0.0%	$—	0.0%
Loans not covered under loss share agreements:
Commercial non-owner occupied real estate:
Construction and land development	443,758	16.8%	467,284	21.2%	489,730	21.8%
Commercial non-owner occupied	294,804	11.2%	303,650	13.8%	318,909	14.3%
Total commercial non-owner occupied real estate	738,562	28.0%	770,934	35.0%	808,639	36.2%
Consumer real estate:
Consumer owner occupied	304,598	11.5%	284,484	12.9%	289,423	12.9%
Home equity loans	251,951	9.5%	248,639	11.3%	239,250	10.7%
Total consumer real estate	556,549	21.1%	533,123	24.2%	528,673	23.6%
Commercial owner occupied real estate	498,879	18.9%	469,101	21.3%	456,973	20.4%
Commercial and industrial	212,863	8.1%	214,174	9.7%	214,384	9.6%
Other income producing property	126,004	4.8%	137,736	6.3%	136,098	6.1%
Consumer non real estate	63,133	2.4%	68,770	3.1%	79,386	3.6%
Other	31,452	1.2%	9,400	0.4%	12,009	0.5%
Total loans not covered under loss share agreements	2,227,442	84.3%	2,203,238	100.0%	2,236,162	100.0%
Total loans (net of unearned income) (1)	$2,640,991	100.0%	$2,203,238	100.0%	$2,236,162	100.0%

Loans held for sale	$22,724		$17,563		$53,853

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
SELECTED RATIOS	2010	2010	2009	2009	2009	2010	2009

Return on average assets (annualized)	0.06%	5.72%	0.22%	0.31%	0.77%	2.79%	0.70%

Return on average common equity (annualized)	0.69%	56.93%	2.12%	3.04%	2.30%	29.70%	4.09%

Return on average common tangible equity (annualized)	1.42%	71.89%	2.92%	4.13%	3.24%	38.23%	5.69%

Return on average equity (annualized)	0.69%	56.93%	2.12%	3.04%	7.23%	29.70%	6.67%

Return on average tangible equity (annualized)	1.42%	71.89%	2.92%	4.13%	9.43%	38.23%	8.70%

Net interest margin (tax equivalent)	4.04%	3.89%	4.28%	4.04%	4.07%	3.97%	3.97%

Efficiency ratio (tax equivalent) (7)	67.31%	24.12%	58.10%	63.47%	60.88%	34.57%	61.62%

Book value per common share	$26.19	$26.25	$22.20	$22.17	$22.03

Tangible book value per common share	$20.44	$20.46	$17.04	$16.99	$16.84

Common shares issued and outstanding	12,773,855	12,750,774	12,739,533	12,712,476	12,696,849

Common equity-to-assets	9.25%	9.13%	10.47%	10.15%	9.97%

Tangible common equity-to-tangible assets	7.37%	7.26%	8.24%	7.97%	7.80%

Equity-to-assets	9.25%	9.13%	10.47%	10.15%	9.97%

Tangible equity-to-tangible assets	7.37%	7.26%	8.24%	7.97%	7.80%

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
RECONCILIATION OF NON-GAAP TO GAAP	2010	2010	2009	2009	2009	2010	2009

Return on Average Common Tangible Equity
Return on average common tangible equity (non-GAAP)	1.42%	71.89%	2.92%	4.13%	3.24%	38.23%	5.69%
Effect to adjust for tangible assets	-0.73%	-14.96%	-0.80%	-1.09%	-0.94%	-8.53%	-1.60%
Return on average common equity (GAAP)	0.69%	56.93%	2.12%	3.04%	2.30%	29.70%	4.09%

Return on Average Tangible Equity
Return on average tangible equity (non-GAAP)	1.42%	71.89%	2.92%	4.13%	9.43%	38.23%	8.70%
Effect to adjust for tangible assets	-0.73%	-14.96%	-0.80%	-1.09%	-2.20%	-8.53%	-2.03%
Return on average equity (GAAP)	0.69%	56.93%	2.12%	3.04%	7.23%	29.70%	6.67%

Tangible Book Value Per Common Share
Tangible book value per common share (non-GAAP)	$20.44	$20.46	$17.04	$16.99	$16.84
Effect to adjust for tangible assets	5.75	5.80	5.16	5.18	5.19
Book value per common share (GAAP)	$26.19	$26.25	$22.20	$22.17	$22.03

Tangible Common Equity-to-Tangible Assets
Tangible common equity-to-tangible assets (non-GAAP)	7.37%	7.26%	8.24%	7.97%	7.80%
Effect to adjust for tangible assets	1.88%	1.87%	2.23%	2.18%	2.17%
Common equity-to-assets (GAAP)	9.25%	9.13%	10.47%	10.15%	9.97%

Tangible Equity-to-Tangible Assets
Tangible equity-to-tangible assets (non-GAAP)	7.37%	7.26%	8.24%	7.97%	7.80%
Effect to adjust for tangible assets	1.88%	1.87%	2.23%	2.18%	2.17%
Equity-to-assets (GAAP)	9.25%	9.13%	10.47%	10.15%	9.97%

Note:  The tangible measures above are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	June 30, 2010			June 30, 2009
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$183,251	$214	0.47%	71,569	$109	0.61%
Investment securities (taxable)	274,942	2,740	4.00%	170,423	2,144	5.05%
Investment securities (tax-exempt)	30,594	164	2.15%	28,870	231	3.21%
Loans held for sale	17,373	198	4.57%	48,132	524	4.37%
Loans (1)	2,625,640	35,796	5.47%	2,268,292	32,849	5.81%
Total interest-earning assets	3,131,800	39,112	5.01%	2,587,286	35,857	5.56%

Noninterest-Earning Assets:
Cash and due from banks	62,681			54,275
Other assets	525,341			202,517
Allowance for loan losses	(42,425)			(31,863)
Total noninterest-earning assets	545,597			224,929
Total Assets	$3,677,397			$2,812,215

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,040,574	$2,018	0.78%	$636,881	$895	0.56%
Savings deposits	195,979	212	0.43%	156,374	180	0.46%
Certificates and other time deposits	1,308,036	4,847	1.49%	1,033,449	7,113	2.76%
Federal funds purchased and repurchase agreements	229,145	184	0.32%	197,636	118	0.24%
Other borrowings	62,680	691	4.42%	149,570	1,532	4.11%
Total interest-bearing liabilities	2,836,414	7,952	1.12%	2,173,910	9,838	1.82%

Noninterest-Bearing Liabilities:
Demand deposits	469,980			321,038
Other liabilities	34,579			18,418
Total noninterest-bearing liabilities (“Non-IBL”)	504,559			339,456
Shareholders’ equity	336,424			298,849
Total Non-IBL and shareholders’ equity	840,983			638,305
Total liabilities and shareholders’ equity	$3,677,397			$2,812,215

Net interest income and margin (NON-TAX EQUIV.)		$31,160	3.99%		$26,019	4.03%
Net interest margin (TAX EQUIVALENT)			4.04%			4.07%

	Six Months Ended
	June 30, 2010			June 30, 2009
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$209,732	$466	0.45%	$78,374	$235	0.60%
Investment securities (taxable)	263,147	5,254	4.03%	177,080	4,514	5.14%
Investment securities (tax-exempt)	30,629	429	2.82%	29,451	466	3.19%
Loans held for sale	14,726	319	4.37%	42,340	1,060	5.05%
Loans (1)	2,557,122	69,848	5.51%	2,287,699	66,030	5.82%
Total interest-earning assets	3,075,356	76,316	5.00%	2,614,944	72,305	5.58%

Noninterest-Earning Assets:
Cash and due from banks	65,885			56,979
Other assets	476,601			200,169
Allowance for loan losses	(39,740)			(31,717)
Total noninterest-earning assets	502,746			225,431
Total Assets	$3,578,102			$2,840,375

Interest-Bearing Liabilities:
Transaction and money market accounts	$959,523	$3,640	0.76%	$621,819	$1,872	0.61%
Savings deposits	191,489	425	0.45%	151,640	370	0.49%
Certificates and other time deposits	1,278,339	10,067	1.59%	1,073,010	15,687	2.95%
Federal funds purchased and repurchase agreements	229,697	349	0.31%	200,498	243	0.24%
Other borrowings	104,475	2,044	3.95%	157,017	3,116	4.00%
Total interest-bearing liabilities	2,763,523	16,525	1.21%	2,203,984	21,288	1.95%

Noninterest-Bearing Liabilities:
Demand deposits	446,925			319,019
Other liabilities	31,285			17,704
Total noninterest-bearing liabilities (“Non-IBL”)	478,210			336,723
Shareholders’ equity	336,369			299,668
Total Non-IBL and shareholders’ equity	814,579			636,391
Total liabilities and shareholders’ equity	$3,578,102			$2,840,375

Net interest income and margin (NON-TAX EQUIV.)		$59,791	3.92%		$51,017	3.93%
Net interest margin (TAX EQUIVALENT)			3.97%			3.97%

						Second
	Three Months Ended					Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2010 - 2009	June 30,		2010 - 2009
NONINTEREST INCOME & EXPENSE	2010	2010	2009	2009	2009	% Change	2010	2009	% Change
Noninterest income:
Gain on acquisition	$—	$98,081	$—	$—	$—		$98,081	$—
Service charges on deposit accounts	5,582	4,523	4,005	4,089	3,819	46.2%	10,105	7,404	36.5%
Mortgage banking income	1,660	1,182	1,706	1,451	2,134	-22.2%	2,842	3,395	-16.3%
Bankcard services income	2,348	1,799	1,293	1,278	1,290	82.0%	4,147	2,472	67.8%
Trust and investment services income	1,187	784	567	588	671	76.9%	1,971	1,362	44.7%
Securities gains (losses), net (8)	(675)	(5,586)	(2,257)	(2,122)	(544)	24.1%	(6,261)	(544)	1050.9%
Other	1,319	1,176	449	307	391	237.3%	2,495	803	210.7%
Total noninterest income	$11,421	$101,959	$5,763	$5,591	$7,761	47.2%	$113,380	$14,892	661.3%

Noninterest expense:
Salaries and employee benefits	$15,656	$14,091	$10,102	$10,649	$9,517	64.5%	$29,747	$20,036	48.5%
Federal Home Loan Bank advances prepayment penalty	—	3,189	—	—	—		3,189	—
Net occupancy expense	1,907	2,373	1,668	1,582	1,559	22.3%	4,280	3,142	36.2%
Furniture and equipment expense	1,937	1,636	1,483	1,507	1,499	29.2%	3,573	3,059	16.8%
Information services expense	2,157	2,371	1,448	1,381	1,286	67.7%	4,528	2,728	66.0%
FDIC assessment and other regulatory charges	1,227	1,323	976	956	2,333	-47.4%	2,550	3,517	-27.5%
OREO expense and loan related	825	(270)	1,103	2,497	1,367	-39.6%	555	2,041	-72.8%
Advertising and marketing	1,028	587	697	579	571	80.0%	1,615	1,221	32.3%
Business development and staff related	795	807	690	367	449	77.1%	1,602	890	80.0%
Professional fees	616	557	415	376	443	39.1%	1,173	759	54.5%
Amortization of intangibles	432	349	132	131	132	227.3%	781	263	197.0%
Merger-related expense	964	3,908	—	—	—		4,872	—
Other	1,833	1,997	1,910	1,772	1,882	-2.6%	3,830	3,569	7.3%
Total noninterest expense	$29,377	$32,918	$20,624	$21,797	$21,038	39.6%	$62,295	$41,225	51.1%

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the second quarter of 2010 by the total net income available to common shareholders reported in the first quarter of 2010.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense and the FHLB advances prepayment penalty.  Management believes that non-GAAP operating earnings provides additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income available to common shareholders (GAAP) on an after-tax basis:  (a) pre-tax gain on acquisition of $98.1 million for the quarter ended March 31, 2010; (b) pre-tax OTTI of $675,000, $5.6 million, $2.2 million, $2.2 million and $544,000 for the quarters ended June 30, 2010, March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively; (c) pre-tax merger-related expense of $964,000 and $3.9 million for the quarter ended June 30, 2010 and March 31, 2010, respectively; and (d) pre-tax FHLB advances prepayment penalty of $3.2 million for the quarter ended March 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total NPAs not covered under FDIC loss share agreements by total assets.

(6) Allowance for loan losses information excludes covered loans.

(7) The efficiency ratio (tax equivalent) would be 65.10% for June 30, 2010 if adjusted by subtracting merger-related expense of $964,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 67.21% for March 31, 2010 if adjusted by subtracting the $98.1 million gain on acquisition from noninterest income and subtracting the FHLB advances prepayment penalty of $3.2 million and merger-related expense of $3.9 million from noninterest expense.  On a YTD basis, the adjusted efficiency ratio (tax equivalent) is 66.06%.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.